UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 6, 2016

AMERIPRISE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2016, upon the recommendation of its Nominating and Governance Committee, the Board of Directors (“Board”) of Ameriprise Financial, Inc. (“Company”) appointed Christopher J. Williams (“Appointee”) as a director of the Company effective as of September 6, 2016. The Board has not made a determination regarding any committee assignments for Mr. Williams.

Mr. Williams, 58, is chairman, chief executive officer and founder of The Williams Capital Group, L.P., a financial services firm that provides equity, fixed income, corporate finance and other financial advisory related services to corporate, governmental and municipal investors. Mr. Williams established the firm in 1994 after working in fixed income and trading positions at Lehman Brothers and Jefferies & Company. Mr. Williams currently serves as a director for the Clorox Company, Caesar’s Entertainment Corporation and Cox Enterprises. Mr. Williams is also Chairman of The Board of Overseers for the Tuck School of Business at Dartmouth College and serves on the board of Lincoln Center for the Performing Arts. Mr. Williams holds a Bachelor of Architecture from Howard University and a Masters in Business Administration from the Tuck School of Business at Dartmouth College.

The Appointee will participate in the Company’s outside director compensation program described in the Company’s proxy statement for the 2016 annual meeting of shareholders.  The Appointee is eligible to receive a pro rata share of the $125,000 annual grant of deferred share units for the service period measured from September 6, 2016 through the date of the Company’s 2017 annual meeting of shareholders. The Appointee was not appointed to serve on the Board pursuant to any arrangement or understanding between the Appointee and any other persons, and there are no transactions between the Company and the Appointee or any immediate family members of the Appointee that require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)

Date: September 7, 2016	By	/s/ Thomas R. Moore
Thomas R. Moore
Vice President, Chief Governance Officer
and Corporate Secretary